EXHIBIT 5

December 17, 2012
Rockdale Resources
11044 Research Blvd., Suite A-200
Austin, Texas  78759

This letter will constitute an opinion upon the legality of the sale by Rockdale Resources Corporation, a Colorado corporation, of up to 2,000 Units.  Each Unit consists of 500 Microbonds, with each Microbond in the principal amount of $10, and 2,500 Series A warrants, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement.  In our opinion:

•	the Company has duly authorized the issuance of the Units mentioned above and such Units, when sold, will be legally issued, fully paid, and nonassessable;

•	the shares of common stock issuable upon the conversion of the Microbonds will be legally issued, fully paid and nonassessable;

•	the shares of common stock issuable upon the exercise of the Series A warrants will be legally issued, fully paid and nonassessable; and

•	the Microbonds will be the binding obligations of the Company.

Very truly yours,

HART & TRINEN

By    /s/ William T. Hart
       William T. Hart